EXHIBIT 99
NEWS RELEASE
Release Date: July 28, 2006
Camco Financial Announces Second Quarter 2006 Earnings
Cambridge, Ohio (Nasdaq: CAFI) — Camco Financial Corporation (Camco) reported net earnings for the quarter ended June 30, 2006 of $1.82 million or $.24 per share as compared with net earnings of $2.04 million or $.27 per share for the same quarter in 2005.
For the 6 months ended June 30, 2006 Camco reported net earnings of $3.49 million compared to $4.26 million of net earnings reported for the same 6 month period in 2005. Basic earnings per share for the 6 months ended June 30, 2006 were $.46 compared to $.56 for the same 6 month period in 2005.
Camco recently announced a quarterly dividend of $.15 per share which was paid July 21, 2006. This dividend represents an annualized yield of 4.33% on Camco’s June 30th quarter-end stock price.
President & CEO Richard C. Baylor commented, “Over the last two years the Federal Reserve Bank has boosted short-term interest rates seventeen times in an effort to tighten the money supply and head off inflation. While few bankers or economists disagree with the Federal Reserve’s policy, it has led to a challenging environment for all banks. After five consecutive quarters of year over year growth in net income from operations, our net income was down in each of the first two quarters of 2006 compared to the same periods in 2005.”
Mr. Baylor continued, “At the end of June we find ourselves with an inverted yield curve which means that narrowing interest margins and strong competition for core deposits are situations that are not likely to improve in the near term. Because of our disciplined approach, we are not willing to grow at the expense of the bottom line due to irrational pricing on loans and deposits. We continue to take the long-term view and invest prudently in the future by means of adding talented people to the lending and deposit sales areas of the bank.”
Review of Significant Areas:
Net Interest Margin: During the second quarter of 2006, as short-term interest rates continued rising, the net interest margin decreased to 2.91% in the second quarter 2006 from 3.06% in the first quarter of 2006. The decrease of 15 basis points is the result of the cost of interest bearing liabilities increasing faster than the yield on interest earning assets. The cost of interest bearing deposits increased 33 basis points in the second quarter 2006 verses the first quarter 2006, reflecting the intense competition for deposits in our markets.
Non-Interest Income: For the quarter ended June 30, 2006, total non-interest income decreased 10.34% to $1.47 million from $1.63 million for the same period last year. Total non-interest income, net of both gain on sale of loans and mortgage servicing rights, increased 2.6% to $1.51 million from $1.47 million.
NASDAQ: CAFI • EMAIL: camco@camco.cc • www.camcofinancial.com

For the quarter ended June 30, 2006, $15.7 million of loans were sold with a total gain of $81,000 as compared to $18.8 million sold in the second quarter of 2005 for a gain of $179,000. This reduction in gain on sale of loans is the result of two factors. First, the profit margin decreased on the sales from .95% to .52%. Second, the amount of loans sold in the second quarter of 2006 was 16.5% less than the second quarter of 2005 because continued rising interest rates caused a higher amount of adjustable rate loans to be originated and retained in the portfolio.
Operating Expenses: For the quarter ended June 30, 2006, operating expenses were $5.94 million compared to $5.81 million for the comparable period in 2005, or an increase of 2.29%. As a percentage of average assets, operating expenses increased to 2.23% from 2.18%.
Asset Quality: Non-performing loans as a percentage of loans increased to 1.85% at June 30, 2006 from 1.11% at June 30, 2005. The allowance for loan losses as a percentage of loans increased to 90 basis points at June 30, 2006 from 78 basis points at June 30, 2005, reflecting management’s continued efforts to grow the loan loss reserve albeit at the expense of current period earnings. At June 30, 2006, total non-performing loans were $15.7 million, of which 50% were single family residential loans. The bank’s net charge-off’s as a percentage of loans for YTD 2006 was .01% versus .10% for the same period in 2005.
Strategic Vision: Camco continues to execute and manage its long-term strategic plan. This plan encompasses the diversification of the balance sheet primarily through increasing commercial, commercial real estate and consumer loan portfolios as well as transaction-based deposits. Critical to this strategy is the future growth of
NASDAQ: CAFI • EMAIL: camco@camco.cc • www.camcofinancial.com the balance sheet and the corresponding increase in net interest income. Complementary revenue sources to enhance the net interest income are being actively pursued while management remains vigilant to contain operating expenses in this transitional period. Growth is being developed by opening new branch offices in existing or adjacent markets versus acquisitions, with two new banking centers opening during the 3rd and 4th quarter, 2006. A new banking center in Mason, Ohio, a northeastern suburb of Cincinnati, and a second banking center, in London, Ohio, a community just west of Columbus; demonstrate our targeted approach to developing our banking centers in growth markets.
Camco Financial Corporation, holding company for Advantage Bank, is a multi-state financial holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services, internet banking and title insurance services from 29 offices in 22 communities in Ohio, Kentucky and West Virginia.
NASDAQ: CAFI • EMAIL: camco@camco.cc • www.camcofinancial.com

Additional information about Camco Financial may be found on Camco’s web site:
www.advantagebank.com.
The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Financials Attached.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and Shares Outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05

Assets

Cash and Cash Equivalents	$32,938	$29,861	$33,085	$34,274	$36,778
Investments	114,586	109,460	113,690	113,206	113,517

Loans Held for Sale	2,115	3,325	1,968	5,317	3,441

Loans Receivable	852,921	847,426	853,701	856,468	847,731
Allowance for Loan Loss	(7,639)	(7,321)	(6,959)	(6,642)	(6,540)

Loans Receivable, Net	845,282	840,105	846,742	849,826	841,191

Goodwill	6,683	6,683	6,683	6,683	6,683
Other Assets	72,069	68,996	69,080	68,014	67,747

Total Assets	$1,073,673	$1,058,430	$1,071,248	$1,077,320	$1,069,357

Liabilities

Deposits	681,905	676,376	660,242	669,908	669,283
Borrowed Funds	290,441	280,280	307,223	305,211	298,295
Other Liabilities	11,224	11,543	13,020	11,835	11,123

Total Liabilities	983,570	968,199	980,485	986,954	978,701

Stockholders Equity	90,103	90,231	90,763	90,366	90,656

Total Liabilities and Stockholders’ Equity	$1,073,673	$1,058,430	$1,071,248	$1,077,320	$1,069,357

Stockholders’ Equity to	8.39%	8.52%	8.47%	8.39%	8.48%
Total Assets

Total Shares Outstanding	7,488,813	7,536,713	7,578,713	7,621,385	7,643,746

Book Value Per Share	$12.03	$11.97	$11.98	$11.86	$11.86

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Interest Income:
Loans	$13,491	$13,249	$13,163	$12,729	$12,311
Mortgage-backed securities	608	633	655	679	742
Investment securities	539	480	466	358	257
Interest-bearing deposits and other	825	790	873	689	651

Total Interest Income	15,463	15,152	15,157	14,455	13,961

Interest Expense:
Deposits	5,108	4,424	4,136	4,009	3,786
Borrowings	2,900	2,949	2,922	2,893	2,646

Total Interest Expense	8,008	7,373	7,058	6,902	6,432

Net Interest Income	7,455	7,779	8,099	7,553	7,529
Provision for Losses on Loans	360	360	520	360	360

Net Interest Income After Provision for Loan Losses	7,095	7,419	7,579	7,193	7,169

Noninterest Income
Late charges, rent and other	726	462	550	818	715
Loan servicing fees	353	360	363	368	371
Service charges and other fees on deposits	431	352	393	370	386
Gain on sale of loans	80	99	119	215	179
Mortgage servicing rights	(46)	(22)	287	(276)	(42)
Gain on sale of investment, mbs & fixed assets	1	—	36	66	0
Gain on sale of real estate acq’d through foreclosure	(80)	55	(39)	(18)	25

Total noninterest income	1,465	1,306	1,709	1,543	1,634

Non interest expense
Employee compensation and benefits	3,016	3,249	2,932	3,008	2,811
Occupancy and equipment	780	780	711	780	763
Data processing	333	393	373	317	347
Advertising	220	303	341	345	303
Franchise taxes	228	246	50	71	67
Other operating	1,366	1,291	1,237	1,214	1,519

Total noninterest expense	5,943	6,262	5,644	5,735	5,810

Net Income — Before Income Tax	2,617	2,463	3,644	3,001	2,993
Provision for income taxes	802	784	1,174	963	953

Net Earnings from Operations	1,815	1,679	2,470	2,038	2,040

Earnings Per Share Reported:
Basic	$0.24	$0.22	$0.32	$0.27	$0.27
Diluted	$0.24	$0.22	$0.32	$0.27	$0.27

Basic Weighted Number of Shares Outstanding	7,521,529	7,563,452	7,610,499	7,632,132	7,660,120
Diluted Weighted Number of Shares Outstanding	7,524,787	7,567,170	7,614,127	7,638,147	7,681,186

Camco Financial Corporation
Selected Ratios and Statistics
Periods Ended June 30, 2006 and 2005
(In thousands, except for per share data and shares outstanding)

	6 Months	6 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended
	6/30/06	6/30/05	6/30/06	6/30/05
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Reported:
Return on Average Equity	7.69%	9.45%	8.02%	9.05%

Return on Average Assets	0.65%	0.80%	0.68%	0.77%

Interest Rate Spread	2.70%	2.75%	2.63%	2.76%

Net Interest Margin	2.95%	2.95%	2.91%	2.97%

Yield on earning assets	5.99%	5.44%	6.04%	5.51%

Cost of deposits	2.98%	2.26%	3.14%	2.34%

Cost of funds	3.95%	3.62%	4.03%	3.66%

Total cost of interest bearing liabilities	3.29%	2.69%	3.41%	2.75%

Noninterest expense/average assets	2.29%	2.14%	2.23%	2.18%

Efficiency Ratio	67.79%	62.37%	66.63%	63.41%

Non performing assets to total assets	1.65%	1.09%	1.65%	1.09%

Non performing loans to total net loans including loans held for sale	1.85%	1.11%	1.85%	1.11%

Allowance for loan losses to total loans	0.90%	0.78%	0.90%	0.78%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
June and March 2006, and December 2005
(In thousands, except for per share data and shares outstanding)

	Average Table - Quarter Ended
	Jun 30, 2006			Mar 31, 2006			Dec 31, 2005
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Interest — Earning Assets:
Loans held for sale	2,502			2,550			3,197
Loans receivable — net	844,175	13,491	6.37%	843,007	13,249	6.27%	846,361	13,163	6.20%
Mortgage-backed securities	59,196	608	4.11%	62,981	633	4.02%	67,372	655	3.89%
Investment securities	53,131	539	4.06%	48,795	480	3.93%	47,013	466	3.96%
Interest-bearing deposits and other	64,911	825	5.08%	60,304	790	5.24%	59,556	873	5.86%

Total interest earning assets	1,023,915	15,463	6.04%	1,017,637	15,152	5.96%	1,023,499	15,157	5.92%

Noninterest-earning assets	44,369			46,471			46,927

Total Assets	1,068,284			1,064,108			1,070,426

Interest-Bearing Liabilities:
Deposits	650,664	5,108	3.14%	630,346	4,424	2.81%	632,190	4,136	2.62%
Advances	287,924	2,900	4.03%	300,930	2,949	3.92%	303,310	2,922	3.85%

Total interest-bearing liabilities	938,588	8,008	3.41%	931,276	7,373	3.17%	935,500	7,058	3.02%

Noninterest-bearing sources:
Noninterest-bearing liabilities	39,190			41,834			43,910
Shareholders’ equity	90,506			90,998			91,016

Total Liabilities and Shareholders’ Equity	1,068,284			1,064,108			1,070,426

Net Interest Income & Margin		7,455	2.91%		7,779	3.06%		8,099	3.17%